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                                                                   EXHIBIT 10.29
                                 EMPLOYMENT AGREEMENT
                                    OF JOSEPH PERL
                                         WITH
                                  DSP TELECOM, INC.


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is made and entered into effective as of this 22nd day of July, 1998, by and between DSP TELECOM, INC., a California corporation (hereinafter the "Corporation"), and JOSEPH PERL (hereinafter "Perl").

                                    RECITAL

     A. The Corporation hereby agrees to employ Perl, and Perl hereby agrees to accept employment with the Corporation, on the terms and conditions hereinafter set forth.


                                   AGREEMENT

     NOW, THEREFORE, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT DUTIES.

          a. CORPORATION'S DUTIES. The Corporation shall allow Perl to, and Perl shall, perform responsibilities normally incident to his position as Chief Executive Officer of both the Corporation and DSP Communications, Inc. ("DSPC"), commensurate with his background, education, experience and professional standing. The Corporation shall provide Perl with a private office, stenographic help, office equipment, supplies, customary services and cooperation suitable for the performance of his duties. These duties shall be performed primarily in Cupertino, California. Perl agrees that he may be reassigned by the Board of Directors to another executive position within the Corporation in Cupertino, California, with a direct reporting relationship to the Chairman of the Board of the Corporation, provided that Perl's salary, benefits, and bonuses are not reduced.

          b. PERL'S DUTIES. Unless otherwise agreed to by the parties, Perl shall serve as the Chief Executive Officer of both the Corporation and DSPC. Perl shall devote his full productive time, attention, energy, and skill to the business of the Corporation and DSPC during the employment term set forth below, and shall not become engaged to render similar services on behalf of any other entity while employed hereunder, without the Corporation's consent. Perl shall report directly to the Corporation's Board of Directors and the Chairman of the Board. Perl, however, shall be allowed to perform services for the Corporation's affiliates, including, without limitation, DSP Telecommunications, Ltd.; CTP Systems, Ltd.; DSPC Israel, Ltd.; DSPC Japan, Inc., and CTP Systems, Inc.


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     2.   TERM.  This Agreement shall terminate August 31, 2001, unless
(a) extended as set forth herein, or (b) terminated sooner under the terms of this Agreement. Thereafter, this Agreement may be renewed by Perl and the Board of Directors of the Corporation on such terms as the parties may agree to in writing. Absent written notice to the contrary, thirty (30) days prior to the end of the employment term, this Agreement will be renewed for consecutive one
(1) year extensions. As used herein, the term "employment term" refers to the entire period of employment of Perl hereunder, including any agreed-to extension(s).

     3.   COMPENSATION.  Perl shall be compensated as follows:

          a. FIXED SALARY. Perl shall receive a fixed annual salary of Two Hundred Twenty-five Thousand Dollars ($225,000). The Corporation agrees to review the fixed salary following the end of each twelve (12) month period during the employment term based upon Perl's services and the Corporation's financial results during the calendar year, and to make such increases as may be determined appropriate in the discretion of the Corporation's Board of Directors.

          b. PAYMENT. Perl's fixed salary shall be payable on a semi-monthly basis.

          c. BONUS COMPENSATION. During the employment term, Perl shall participate in each bonus plan adopted by the Corporation's Board of Directors. Commencing in 1998, Perl shall be entitled to receive an annual bonus equal to
(i) twenty-five percent (25%) of his annual base salary should the Corporation meet eighty percent (80%) of its plan as presented to the Board in January of each year, during the term of Perl's employment ("Yearly Plan"); (ii) fifty percent (50%) of his annual base salary should the Corporation meet its Yearly Plan; and (iii) one hundred percent (100%) of his annual base salary should the Corporation meet one hundred twenty percent (120%) of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between eighty percent (80%) and one hundred percent (100%); or between one hundred percent (100%) and one hundred twenty percent (120%). For purposes of this Section, the meeting of the Yearly Plan shall be based upon the actual revenues and earnings per share for each applicable year (each weighted fifty percent (50%)) compared to the revenues and earnings per share projected in the Yearly Plan (with each item weighted fifty percent (50%)), and no item shall be counted if it is not at least eighty percent (80%) met.

          d. VACATION. Perl shall accrue paid vacation at the rate of twenty-two (22) working days for each twelve (12) months of employment. Perl shall be compensated at his usual rate of compensation during any such vacation. Perl shall be entitled to ten (10) paid holidays during each twelve (12) months of employment.

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          e.   BENEFITS.  During the employment term, Perl and his dependents shall be entitled to participate in any group plans or programs maintained by the Corporation for any employees relating to group health, disability, life insurance and other related benefits as in effect from time to time. The level of benefits shall be based on the salary payable to Perl. The Corporation and DSPC shall provide Perl with Director and Officer Insurance, if reasonably available to the Corporation and DSPC, and all of its officers and directors. Perl shall in no event receive less insurance coverage than that available to any other employee. Additionally, the Corporation shall loan to Perl One Million Dollars ($1,000,000) on an interest-free basis to be used to purchase a home in the Cupertino area since Perl is relocating from Israel. The loan shall be repaid at the first to occur of Perl's employment termination (unless he remains on as a consultant, in which event the occurrence of the termination of the consultant arrangement shall be the triggering event) with the Corporation, or the sale of the home. If, however, Perl's employment is terminated by reason of his death, the loan will be extended for six (6) months after his death. The loan will be evidenced by a note secured by a second deed of trust on the home, junior in interest only to a loan on the home that enables Perl to complete the purchase of the home. To the extent that the sales price of the home (less applicable real estate brokerage commissions) is less than the purchase price, the Corporation agrees to allow a reduction of the principal amount of the interest-free loan equal to the difference between the purchase price of the home and the sales price (less applicable real estate brokerage commissions); provided that the Corporation is given the option of purchasing the home at the proposed sale price and/or has agreed to the sales price. For purposes of this Section, "purchase price" refers to the amount paid by Perl for his home, and "sales price" refers to the price paid by a subsequent buyer of the Perl home.

     4. EXPENSES. The Corporation shall reimburse Perl for expenses as follows:

          a. BUSINESS. For Perl's normal and reasonable expenses incurred for travel, entertainment and similar items in promoting and carrying out the business of the Corporation in accordance with the Corporation's general policy as adopted by the Corporation's management from time to time, and for all expenses incurred at the Corporation's or DSPC's request. As a condition of reimbursement, Perl agrees to provide the Corporation with copies of all available invoices and receipts, and otherwise account to the Corporation in sufficient detail to allow the Corporation to claim an income tax deduction for such paid item, if such item is deductible. Reimbursements shall be made on a monthly, or more frequent, basis.

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          b.   PROFESSIONAL DUES.  The Corporation shall also reimburse Perl for all professional membership dues incurred, if any; all technical books purchased by Perl.

          c. RELOCATION EXPENSES. The Corporation agrees to reimburse Perl for all reasonable expenses incurred for moving Perl and his family from Israel to California, as approved by the Chairman of the Board. The Corporation also agrees to reimburse Perl for the cost of a forty (40) foot container to ship household belongings from California to Israel, and other reasonable expenses incurred to relocate Perl and his family back to Israel at the conclusion of Perl's employment with the Corporation.

          d. INTERIM HOUSING. The Corporation agrees to reimburse Perl and his family up to Five Thousand Dollars ($5,000) per month, for costs associated with interim housing, in the event that Perl is unable to purchase a home in Cupertino area, California.

          e. TRAVEL TO ISRAEL. For each six (6) months of Perl's employment with the Corporation, Perl and his spouse will be entitled to travel once to Israel by business class, and Perl's children once by economy class, at the Corporation's expense.

     5. CONFIDENTIALITY AND COMPETITIVE ACTIVITIES. Perl agrees that during the employment term he is in a position of special trust and confidence and has access to confidential and proprietary information about the Corporation's business and plans. Perl agrees that he will not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any similar individual or representative capacity, engage or participate in any business that is in competition, in any manner whatsoever, with the Corporation. Notwithstanding anything in the foregoing to the contrary, Perl shall be allowed to invest as a shareholder in publicly-traded companies, or through a venture capital firm or an investment pool.

     For purposes of this Section 5, the term "Corporation" shall also mean DSPC or any of its subsidiaries.

     6.   TRADE SECRETS.

          a. SPECIAL TECHNIQUES. It is hereby agreed that the Corporation has developed or acquired certain products, technology, unique or special method, manufacturing and assembly processes and techniques, trade secrets, special written marketing plans and special customer arrangements, and other proprietary rights and confidential information and shall during the employment term continue to develop, compile and acquire said items (all hereinafter collectively referred to as the "Corporation's Property"). It is expected that Perl will gain knowledge of and utilize the Corporation's Property during the course and scope of

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

his employment with the Corporation, and will be in a position of trust with respect to the Corporation's Property.

          b. CORPORATION'S PROPERTY. It is hereby stipulated and agreed that the Corporation's Property shall remain the Corporation's sole property. In the event that Perl's employment is terminated, for whatever reason, Perl agrees not to copy, make known, disclose or use, any of the Corporation's Property without the Corporation's prior written consent which shall not be unreasonably withheld. In such event, Perl further agrees not to endeavor or attempt in any way to interfere with or induce a breach of any prior proprietary contractual relationship that the Corporation may have with any employee, customer, contractor, supplier, representative, or distributor for nine (9) months. Perl agrees upon termination of employment to deliver to the Corporation all confidential papers, documents, records, lists and notes (whether prepared by Perl or others) comprising or containing the Corporation's Property. Perl recognizes that violation of covenants and agreements contained in this
Section 6 may result in irreparable injury to the Corporation which would not be fully compensable by way of money damages.

          c. COVENANT NOT TO COMPETE. For a period of one (1) year from the date of any termination of Perl's employment with the Corporation, provided that he has sold substantially all of his stock in the Corporation, Perl shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, Director, or in any other individual or representative capacity, engage or participate in any activities within the State of California, which are the same as, or directly competitive with, the activities in which the Corporation is presently engaged.

          d. CORPORATION DEFINED. For purposes of this Section 6, the term "Corporation" shall also mean DSPC and any of its subsidiaries.

     7.   TERMINATION.

          a. GENERAL. The Corporation may terminate Perl's employment under this Agreement without cause, upon ninety (90) days' advance written notice to Perl. Perl may voluntarily terminate his employment hereunder upon ninety (90) days' advance written notice to the Corporation.

          b. TERMINATION FOR CAUSE. The Corporation may immediately terminate Perl's employment at any time for cause. Termination for cause shall be effective from the receipt of written notice thereof to Perl specifying the grounds for termination and all relevant facts. Cause shall be deemed to include clearly proven: (i) material neglect of his duties or a

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significant violation of any of the provisions of this Agreement, which continues after written notice and a reasonable opportunity (not to exceed thirty (30) days) in which to cure; (ii) fraud, embezzlement, defalcation or conviction of any felonious offense; or (iii) intentionally imparting confidential information relating to the Corporation or DSPC or their business to competitors or to other third parties other than in the course of carrying out his duties hereunder. The Corporation's exercise of its rights to terminate with cause shall be without prejudice to any other remedy it may be entitled at law, in equity, or under this Agreement.

          c. TERMINATION UPON DEATH OR DISABILITY. This Agreement shall automatically terminate upon Perl's death. In addition, if any disability or incapacity of Perl to perform his duties as the result of any injury, sickness, or physical, mental or emotional condition continues for a period of thirty (30) business days (excluding any accrued vacation) out of any one hundred twenty
(120) calendar day period, the Corporation may terminate Perl's employment upon written notice. Payment of salary to Perl during any sick leave shall only be to the extent that Perl has accrued sick leave or vacation days. Perl shall accrue sick leave at the same rate generally available to the Corporation's employees.

          d. SEVERANCE PAY. If this Agreement is terminated by the Corporation without cause pursuant to Section 7.a (above), the Corporation shall pay Perl a severance fee equal to his monthly salary at his then current rate of fixed salary compensation, multiplied by the number of full months left until the end of the term stated herein, during which time Perl shall remain as an employee of the Corporation in a non-policy making role, devoting substantive productive time, and his options in DSPC shall continue to vest for the period of continuous employment. The above severance fee shall be payable in accordance with the Corporation's normal payroll practices. The Corporation shall pay Perl a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the number six (6) if this Agreement is terminated pursuant to Section 7.b (i) (above) or if Perl or the
Corporation elects not to renew this Agreement.   The Corporation shall pay Perl
a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation, multiplied by the lesser of the number twelve (12) or the number of months left in the original term of this Agreement as set forth herein plus six (6), if Perl voluntarily elects to terminate his employment, unless the Corporation successfully claims that a termination in accordance with Sections 7.b(ii) or (iii) is in order. There shall be no severance in the event that this Agreement is terminated in accordance with Section 7.b (ii) or (iii).

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

     8.   CORPORATE OPPORTUNITIES.

          a. DUTY TO NOTIFY. In the event that Perl, during the employment term, shall become aware of any material and significant business opportunity related to the Corporation's or DSPC's business, Perl shall promptly notify the Corporation's Directors of such opportunity. Perl shall not appropriate for himself or for any other person other than the Corporation, or any affiliate of the Corporation, any such opportunity unless, as to any particular opportunity, the Board of Directors of the Corporation fails to take appropriate action within thirty (30) days. Perl's duty to notify the Corporation and to refrain from appropriating all such opportunities for thirty (30) days shall neither be limited by, nor shall such duty limit, the application of the general law of California relating to the fiduciary duties of an agent or employee.

          b. FAILURE TO NOTIFY. In the event that Perl fails to notify the Corporation of, or so appropriates, any such opportunity without the express written consent of the Board of Directors, Perl shall be deemed to have violated the provisions of this Section, notwithstanding the following:

               i. The capacity in which Perl shall have acquired such opportunity; or

               ii. The probable success in the Corporation's hands of such opportunity.

     9.   MISCELLANEOUS.

          a. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein, and supersedes and replaces any prior agreements and understandings, whether oral or written between them with respect to such matters, specifically excluding stock option agreements, the terms of which shall not change by the mere fact that Perl is employed by the Corporation and not the Israeli affiliate of the Corporation. The provisions of this Agreement may be waived, altered, amended or repealed in whole or in part only upon the written consent of both parties to this Agreement.

          b. NO IMPLIED WAIVERS. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any subsequent breach of the same provision or any other provision.

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

          c. PERSONAL SERVICES. It is understood that the services to be performed by Perl hereunder are personal in nature and the obligations to perform such services and the conditions and covenants of this Agreement cannot be assigned by Perl. Subject to the foregoing, and except as otherwise provided herein, this Agreement shall inure to the benefit of and bind the successors and assigns of the Corporation.

          d. SEVERABILITY. If for any reason any provision of this Agreement shall be determined to be invalid or inoperative, the validity and effect of the other provisions hereof shall not be affected thereby, provided that no such severability shall be effective if it causes a material detriment to any party.

          e. APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, applicable to contracts between California residents entered into and to be performed entirely within the State of California.

          f. NOTICES. All notices, requests, demands, instructions or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery, if delivered personally, or if given by prepaid telegram, or mailed first-class, postage prepaid, registered or certified mail, return receipt requested, shall be deemed to have been given seventy-two (72) hours after such delivery, if addressed to the other party at the addresses as set forth on the signature page below. Either party hereto may change the address to which such communications are to be directed by giving written notice to the other party hereto of such change in the manner above provided.

          g. MERGER, TRANSFER OF ASSETS, OR DISSOLUTION OF THE CORPORATION. This Agreement shall not be terminated by any dissolution of the Corporation resulting from either merger or consolidation in which the Corporation is not the consolidated or surviving corporation or a transfer of all or substantially all of the assets of the Corporation. In such event, the rights, benefits and obligations herein shall automatically be assigned to the surviving or resulting corporation or to the transferee of the assets.

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

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.


DSP TELECOM, INC.,
a California corporation
20300 Stevens Creek Blvd, 4th Floor
Cupertino, California  95014


By: /s/ Stephen P. Pezzola          /s/ Joseph Perl
    -----------------------         ----------------
    STEPHEN P. PEZZOLA,              JOSEPH PERL
    Secretary                       ----------------
                                    ----------------














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